Exhibit 99.1

Astrotech Corporation
401 Congress, Suite 1650
Austin, Texas
512.485.9530
fax: 512.485.9531
www.astrotechcorp.com

FOR IMMEDIATE RELEASE

ASTROTECH CORPORATION TO SELL ASTROTECH SPACE OPERATIONS
BUSINESS TO LOCKHEED MARTIN FOR $61 MILLION

AUSTIN, TX., May 29, 2014 – Astrotech Corporation [NASDAQ: ASTC] today announced a major step in its strategic evolution with the signing of a definitive agreement to sell the assets constituting its Astrotech Space Operations business (ASO) to Lockheed Martin Corporation, including the assets of its wholly owned subsidiary, Astrotech Space Operations, for $61 million.

“We are very excited about what this transaction means for our shareholders," stated Thomas B. Pickens III, Chairman and Chief Executive Officer of Astrotech Corporation. “This represents the beginning of a new era for Astrotech Corporation as the company can now concentrate our efforts on high growth business opportunities while having the needed resources to develop and fulfill the potential of our 1st Detect mass spectrometer product line.”

Subject to the satisfaction of customary closing conditions, including the approval by the Astrotech Corporation shareholders, the transaction is expected to close in the third quarter of 2014. Upon closing, ASO will be operated as a wholly-owned subsidiary of Lockheed Martin and managed by the corporation’s Space Systems business area.

About Astrotech Corporation
Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our ASO business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough miniaturized mass spectrometer, the MMS-1000™, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in Astrotech’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. Astrotech assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eric Stober
Astrotech Corporation
512.485.9530

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